Exhibit 99.1

STAAR Surgical Reports Record First Quarter 2021 Net Sales of $50.8 Million Up 44% Y/Y

First Quarter ICL Sales Up 58% Y/Y and Units Up 54% Y/Y

Announces Submission of Clinical Trial Data to U.S. FDA for EVO Family of Myopia Lenses

Introduces Net Sales Outlook of Approximately $215 Million to $217 Million for Full Year 2021

LAKE FOREST, CA, May 5, 2021 --- STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of implantable lenses and companion delivery systems for the eye, today reported financial results for the first quarter ended April 2, 2021.

First Quarter 2021 Overview

•	Record Quarterly Net Sales of $50.8 Million Up 44% from the Prior Year Quarter
•	Record Quarterly ICL Sales of $46.5 Million Up 58% from the Prior Year Quarter
•	Record Quarterly ICL Units, Up 54% from the Prior Year Quarter
•	Gross Margin at 77.1% vs. 70.4% in the Prior Year Quarter
•	Net Income of $0.10 per Share vs. Prior Year Quarter Net Loss of Approximately Breakeven
•	Cash and Cash Equivalents Ended the Quarter at $162.3 Million Up from $152.5 Million in Q4 2020

“Every major market delivered outstanding performance during the first quarter of 2021 providing a record breaking quarterly achievement of net sales of $50.8 million. First quarter ICL sales of $46.5 Million and unit growth of 54% continued the increasing momentum from second half 2020 results and represents a return to the strong demand for ICL lenses we experienced in January 2020 prior to the pandemic taking hold,” said Caren Mason, President and CEO of STAAR Surgical. “ICL unit growth in the first quarter, year over year, included China up 63%, Japan up 72%, Korea up 29%, Rest of Asia Pacific up 63%, Spain up 42%, Germany up 48%, Distributor Markets in Europe up 54%, and the U.S. up 46%.”

“The record results for the first quarter of 2021 demonstrate that the promise for a lens-based future of refractive vision correction is accelerating, led by STAAR’s EVO Visian family of implantable Collamer lenses. STAAR’s imperatives around surgeon training and partnership, clinical support and extraordinary consumer outreach such as our newest campaign in Japan, continue to be the underpinnings of our excellent results. In China, the largest market for refractive surgery in the world, we now turn our attention to preparing for and delivering excellence during the upcoming busy implant season which typically begins in June. In late April, the FDA received our clinical data for our EVO family of myopia lenses with the goal of bringing EVO to the U.S. market later this year. We also recently launched the third phase of our newest commercial initiative in the U.S., Refractive ReLook, a program focused on driving adoption of lower diopter lenses in the U.S. We have increasing visibility into market dynamics and expect the momentum in our ICL business to continue. Therefore, today, we are introducing a sales outlook for fiscal 2021 full year net sales of approximately $215 million to $217 million which represents an exciting level of growth, exceeding 30% year over year even taking into account the strong performance in the second half of 2020,” concluded Ms. Mason.

Financial Overview – Q1 2021

Net sales were $50.8 million for the first quarter of 2021, up 44% compared to $35.2 million reported in the prior year quarter. The sales increase was driven by ICL net sales and unit growth up 58% and 54%, respectively, as compared to the prior year period. Other Product Sales decreased 27% compared to the prior year quarter due primarily to lower sales of injector parts related to a third party manufacturer’s product yield issue requiring rework. ICL net sales were 92% of total Net sales for the first quarter of 2021.

Gross profit margin for the first quarter of 2021 was 77.1% compared to the prior year period of 70.4%. Factors positively impacting gross margin in the first quarter of 2021, as compared to the prior year period, include geographic sales mix and a decreased mix of injector part sales which carry a lower margin, and for the three months ended April 3, 2020 there were period costs recorded as a result of COVID-19 and the resulting manufacturing pause which began on March 17, 2020.

Operating expenses for the first quarter of 2021 were $31.7 million compared to the prior year quarter of $25.9 million. General and administrative expenses were $10.2 million compared to the prior year quarter of $8.0 million. The increase in general and administrative expenses was due to increased variable compensation, salary-related expenses, facility costs and corporate insurance, partially offset by decreased tax consulting costs. Selling and marketing expenses were $13.2 million compared to the prior year quarter of $11.0 million. The increase in selling and marketing expenses is due to increased salary-related expenses, variable compensation, advertising and promotional activities, slightly offset by travel expenses. Research and development expenses were $8.3 million compared to the prior year quarter of $6.9 million. The increase in research and development expenses is primarily due to increased variable compensation, clinical expenses associated with our EVO clinical trial in the U.S. and salary-related expenses.

Net income for the first quarter of 2021 was $5.0 million or $0.10 per diluted share compared with net loss of ($0.1) million or approximately ($0.00) per diluted share for the prior year quarter. Adjusted Net Income for the first quarter of 2021 was $9.6 million or $0.20 per diluted share compared to $1.9 million or $0.04 per diluted share for the prior year quarter. The reconciliation between GAAP and non-GAAP financial information is provided in the financial tables included with this release.

Cash and cash equivalents at April 2, 2021 totaled $162.3 million compared to $152.5 million at January 1, 2021.

Conference Call

The Company will host a conference call and webcast today, Wednesday, May 5 at 4:30 p.m. Eastern / 1:30 p.m. Pacific to discuss its financial results and operational progress. To access the conference call (Conference ID 4495547), please dial 833-350-1429 for domestic participants and 647-689-6661 for international participants. The live webcast can be accessed from the investor relations section of the STAAR website at www.staar.com.

A taped replay of the conference call (Conference ID 4495547) will be available beginning approximately one hour after the call’s conclusion for seven days. This replay can be accessed by dialing 800-585-8367 for domestic callers and 416-621-4642 for international callers. An archived webcast will also be available at www.staar.com.

Use of Non-GAAP Financial Measures

This press release includes supplemental non-GAAP financial information, which STAAR believes investors will find helpful in understanding its operating performance. “Adjusted Net Income” excludes the following items that are included in “Net Income” as calculated in accordance with U.S. generally accepted accounting principles (“GAAP”): gain or loss on foreign currency transactions, stock-based compensation expenses, and valuation allowance adjustments.  Management believes that “Adjusted Net Income” is useful to investors in gauging the outcome of the key drivers of the business performance:  the ability to increase sales revenue and our ability to increase profit margin by improving the mix of high value products while reducing the costs over which management has control.

Management has also excluded gains and losses on foreign currency transactions because of the significant fluctuations that can result from period to period as a result of market driven factors. Stock-based compensation expenses consist of expenses for stock options and restricted stock under the Financial Accounting Standards Board’s Accounting Standards Codification (ASC) 718.  Valuation allowance adjustments can occur from time to time based on forecasted changes in operating results until all net operating loss carryforwards are fully utilized.  In calculating Adjusted Net Income, STAAR excludes these expenses because they are non-cash expenses and because of the considerable judgment involved in calculating their values.  In addition, these expenses tend to be driven by fluctuations in the price of our stock and not by the same factors that generally affect our other business expenses.

The Company also uses Constant Currency as a Non-GAAP financial measure to exclude the effects of currency fluctuations on net sales. The Company conducts a significant part of its activities outside the U.S. It receives sales revenue and pays expenses principally in U.S. dollars, Swiss francs, Japanese yen and euros. The exchange rates between dollars and non-U.S. currencies can fluctuate greatly and can have a significant effect on the Company’s results when reported in U.S. dollars. In order to compare the Company's performance from period to period without the effect of currency, the Company will apply the same average exchange rate applicable in the prior period, or the "constant currency" rate to sales or expenses in the current period as well. Because changes in currency are outside of the control of the Company and its managers, management finds this non-GAAP measure useful in determining the long-term progress of its initiatives and determining whether its managers are achieving their performance goals. The Company believes that the non-GAAP constant-currency sales results measures provided in this press release are similarly useful to investors to give insight on long term trends in the Company's performance without the external effect of changes in relative currency values. The table below shows sales results calculated in accordance with GAAP, the effect of currency, and the resulting non-GAAP measure expressed in constant currency.

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 30 years, designs, develops, manufactures and markets implantable lenses for the eye with companion delivery systems. These lenses are intended to provide visual freedom for patients, lessening or eliminating the reliance on glasses or contact lenses. All of these lenses are foldable, which permits the surgeon to insert them through a small incision. STAAR’s lens used in refractive surgery is called an Implantable Collamer® Lens or “ICL”, which includes the EVO Visian ICL™ product line. More than 1,000,000 Visian® ICLs have been implanted to date and STAAR markets these lenses in over 75 countries. To learn more about the ICL go to: www.discovericl.com.  Headquartered in Lake Forest, CA, the company operates manufacturing and packaging facilities in Aliso Viejo, CA, Monrovia, CA and Nidau, Switzerland. For more information, please visit the Company’s website at www.staar.com.

Safe Harbor

All statements that are not statements of historical fact are forward-looking statements, including statements about any of the following: any financial projections (including sales), plans, strategies, and objectives of management for 2021 or prospects for achieving such plans, expectations for sales, revenue, margin, expenses or earnings, the expected impact of the COVID-19 pandemic and related public health measures (including but not limited to its impact on sales, operations or clinical trials globally), product safety or effectiveness, the status of our pipeline of ICL products with regulators, including our EVO family of lenses in the U.S., and any statements of assumptions underlying any of the foregoing, including those relating to our product pipeline and market expansion activities. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include risks and uncertainties related to the COVID-19 pandemic and related public health measures, as well as the factors set forth in the Company’s Annual Report on Form 10-K for the year ended January 1, 2021 under the caption “Risk Factors,” which is on file with the Securities and Exchange Commission and available in the “Investor Information” section of the company’s website under the heading “SEC Filings.” We disclaim any intention or obligation to update or revise any financial projections or forward-looking statement due to new information or events. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include the following: global economic conditions; the impact of the COVID-19 pandemic on markets; the discretion of regulatory agencies to approve or reject existing, new or improved products, or to require additional actions before approval, or to take enforcement action; international trade disputes; and the willingness of surgeons and patients to adopt a new or improved product and procedure. The EVO version of our ICL lens is not yet approved for sale in the United States.

CONTACT:Investors & Media

Brian Moore

Vice President, Investor, Media Relations and Corporate Development

(626) 303-7902, Ext. 3023

bmoore@staar.com

Consolidated Balance Sheets

(in 000's)

Unaudited

	April 2, 2021	January 1, 2021
ASSETS
Current assets:
Cash and cash equivalents	$162,344	$152,453
Accounts receivable trade, net	33,733	35,229
Inventories, net	16,789	18,111
Prepayments, deposits, and other current assets	10,649	10,625
Total current assets	223,515	216,418
Property, plant, and equipment, net	26,314	24,030
Finance lease right-of-use assets, net	80	596
Operating lease right-of-use assets, net	8,666	8,764
Intangible assets, net	249	270
Goodwill	1,786	1,786
Deferred income taxes	4,536	4,944
Other assets	660	608
Total assets	$265,806	$257,416

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Line of credit	$1,288	$1,379
Accounts payable	7,834	7,874
Obligations under finance leases	124	360
Obligations under operating leases	2,373	2,485
Allowance for sales returns	4,595	4,532
Other current liabilities	19,915	24,606
Total current liabilities	36,129	41,236
Obligations under finance leases	28	38
Obligations under operating leases	6,316	6,537
Deferred income taxes	222	222
Asset retirement obligations	206	221
Pension liability	8,729	11,940
Total liabilities	51,630	60,194

Stockholders' equity:
Common stock	469	464
Additional paid-in capital	348,063	338,194
Accumulated other comprehensive loss	(3,457)	(5,545)
Accumulated deficit	(130,899)	(135,891)
Total stockholders' equity	214,176	197,222
Total liabilities and stockholders' equity	$265,806	$257,416

Consolidated Statements of Operations

(In 000's except for per share data)

Unaudited

	Three Months Ended
	% of	April 2, 2021	% of	April 3, 2020	Fav (Unfav)
	Sales		Sales		Amount	%
Net sales	100.0%	$50,752	100.0%	$35,187	$15,565	44.2%

Cost of sales	22.9%	11,610	29.6%	10,427	(1,183)	-11.3%

Gross profit	77.1%	39,142	70.4%	24,760	14,382	58.1%

Selling, general and administrative expenses:
General and administrative	20.1%	10,212	22.6%	7,969	(2,243)	-28.1%
Selling and marketing	26.0%	13,201	31.4%	11,028	(2,173)	-19.7%
Research and development	16.3%	8,259	19.6%	6,898	(1,361)	-19.7%
Total selling, general, and administrative expenses	62.4%	31,672	73.6%	25,895	(5,777)	-22.3%

Operating income (loss)	14.7%	7,470	-3.2%	(1,135)	8,605	758.1%

Other expense:
Interest income (expense), net	0.0%	(7)	0.6%	216	(223)	-103.2%
Loss on foreign currency transactions	-2.5%	(1,299)	-1.3%	(468)	(831)	-177.6%
Royalty income	0.3%	160	0.2%	94	66	70.2%
Other income (expense), net	-0.2%	(85)	0.0%	1	(86)	-8600.0%
Total other expense, net	-2.4%	(1,231)	-0.5%	(157)	(1,074)	-684.1%

Income (loss) before provision (benefit) for income taxes	12.3%	6,239	-3.7%	(1,292)	7,531	582.9%

Provision (benefit) for income taxes	2.5%	1,247	-3.3%	(1,158)	(2,405)	-207.7%

Net income (loss)	9.8%	$4,992	-0.4%	$(134)	$5,126	3825.4%

Net income (loss) per share - basic		$0.11		$-
Net income (loss) per share - diluted		$0.10		$-

Weighted average shares outstanding - basic		46,617		44,953
Weighted average shares outstanding - diluted		49,213		44,953

Consolidated Statements of Cash Flows

(in 000's)

Unaudited

	Three Months Ended
	April 2, 2021	April 3, 2020

Cash flows from operating activities:
Net income (loss)	$4,992	$(134)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation of property and equipment	865	766
Amortization of long-lived intangibles	9	9
Deferred income taxes	-	(1,369)
Change in net pension liability	127	173
Stock-based compensation expense	3,330	2,921
Loss on disposal of property and equipment	2	3
Provision for sales returns and bad debts	103	80
Inventory provision	384	336
Changes in working capital:
Accounts receivable	1,138	(3,462)
Inventories	984	(491)
Prepayments, deposits and other current assets	(143)	(2,446)
Accounts payable	(399)	907
Other current liabilities	(4,626)	(5,464)
Net cash provided by (used in) operating activities	6,766	(8,171)

Cash flows from investing activities:
Acquisition of property and equipment	(2,159)	(2,185)
Net cash used in investing activities	(2,159)	(2,185)

Cash flows from financing activities:
Repayment on line of credit	-	(505)
Repayment of finance lease obligations	(235)	(236)
Proceeds from vested resricted stock and exercise of stock options	6,235	2,005
Net cash provided by financing activities	6,000	1,264

Effect of exchange rate changes on cash and cash equivalents	(716)	(25)

Increase (decrease) in cash and cash equivalents	9,891	(9,117)
Cash, cash equivalents and restricted cash, at beginning of the period	152,453	119,968
Cash, cash equivalents and restricted cash, at end of the period	$162,344	$110,851

Reconciliation of Non-GAAP Financial Measure

Adjusted Net Income (Loss) and Net Income (Loss) Per Share

(in 000's)

Unaudited

	Three Months Ended
	April 2, 2021	April 3, 2020

Net income (loss) (as reported)	$4,992	$(134)
Less:
Foreign currency impact	1,299	468
Stock-based compensation expense	3,330	2,921
Valuation allowance adjustment	-	(1,369)
Net income (adjusted)	$9,621	$1,886

Net income (loss) per share, basic (as reported)	$0.11	$-
Foreign currency impact	0.03	0.01
Stock-based compensation expense	0.07	0.06
Valuation allowance adjustment	-	(0.03)
Net income per share, basic (adjusted)	$0.21	$0.04

Net income (loss) per share, diluted (as reported)	$0.10	$-
Foreign currency impact	0.03	0.01
Stock-based compensation expense	0.07	0.06
Valuation allowance adjustment	-	(0.03)
Net income per share, diluted (adjusted)	$0.20	$0.04

Weighted average shares outstanding - Basic	46,617	44,953
Weighted average shares outstanding - Diluted	49,213	47,131

Note:  Net income per share (adjusted), basic and diluted, may not add due to rounding

STAAR Surgical Company

Reconciliation of Non-GAAP Financial Measure

Constant Currency Sales

(in 000's)

Unaudited

	Three Months Ended
	April 2, 2021	Effect of	Constant	April 3, 2020	As Reported		Constant Currency
Sales		Currency	Currency		$ Change	% Change	$ Change	% Change
ICL	$46,501	$(984)	$45,517	$29,340	$17,161	58.5%	$16,177	55.1%

IOL	3,725	(174)	3,551	3,994	(269)	-6.7%	(443)	-11.1%
Other	526	(9)	517	1,853	(1,327)	-71.6%	(1,336)	-72.1%
Other Products	4,251	(183)	4,068	5,847	(1,596)	-27.3%	(1,779)	-30.4%

Total Sales	$50,752	$(1,167)	$49,585	$35,187	$15,565	44.2%	$14,398	40.9%